UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report: January 16, 2009

Rite Aid Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-5742	23-1614034
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Hunter Lane, Camp Hill, Pennsylvania 17011
(Address of principal executive offices, including zip code)

(717) 761-2633
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Under the terms of the Receivables Financing Agreement dated as of September 21, 2004 (as amended, the “Receivable Financing Agreement”), Rite Aid Corporation (the "Company") sells substantially all of its eligible third party pharmaceutical receivables to a special purpose entity ("SPE") and retains servicing responsibility (the "Existing Facility"). The assets of the SPE are not available to satisfy the creditors of any other person, including any of the Company’s affiliates. These agreements provide for the Company to sell, and for the SPE to purchase, these receivables. The SPE then transfers interests in these receivables to various commercial paper vehicles ("CPVs").  Under the terms of the securitization agreements, the total amount of interest in receivables that can be transferred to the CPVs is $650 million. The amounts available to the Company under the Receivables Financing Agreement are dependant upon a formula that takes into account such factors as write-off history, receivable concentrations and other adjustments.  Adjustments to the formula are at the discretion of the CPVs.  Should any of the CPVs fail to renew their commitment under these agreements, the Company has access to a backstop facility, which is backed by the CPVs, and which expires in September 2010, to provide receivable financing to the Company.  Similar to the Receivable Financing Agreement, amounts available under the backstop facility would be dependent upon a formula that takes into account such factors as default history, obligor concentrations and potential dilution and adjustments to the formula would be at the discretion of the banks.

On January 15, 2009, the Company entered into an amendment to its Receivables Financing Agreement  and a related fee letter (the "Amendment"), by and among Rite Aid Funding II, CAFCO, LLC, CRC FUNDING, LLC, Falcon Asset Securitization Company LLC, Variable Funding Capital Company LLC, as the investors, Citibank, N.A. ("Citibank"), JPMorgan Chase Bank, N.A. ("JPMorgan") and Wachovia Bank, National Association ("Wachovia"), as the banks, Citicorp North America, Inc. ("CNAI"), as program agent, CNAI, JPMorgan and Wachovia, as investor agents, Rite Aid Hdqtrs. Funding, Inc., as collection agent, and certain other parties thereto as originators, extending their commitment to the Receivables Financing Agreement, which had been scheduled to expire on January 15, 2009, to January 22, 2009 (the "Extension Period").   As a result of the Amendment, the Company will not currently use  the backstop facility and has the time to further negotiate and implement the renewal described below.

The Amendment also modifies the program and liquidity fees under the Receivables Financing  Agreement. The program fee has been modified from LIBOR plus 1.25% to LIBOR plus 2.00% of the receivables funded by the CPV’s. The liquidity fee has been modified from 1.50% to 3.50% of the total securitization agreement commitment of $650,000,000.

The Company is currently negotiating a renewal of the Existing Facility to take effect following expiration of the Extension Period.  The Company can give no assurance, however, that it will be able to obtain a renewal of the Existing Facility on favorable terms or at all.  As previously disclosed, the Company expects that its availability to borrow under the facility will decrease due to expected changes in obligor concentrations.  Depending on the outcome of the renewal negotiations, the Company may seek alternate sources of liquidity to offset any reduction in borrowing and/or utilize the backstop facility referred to above.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 99.1 hereto.

Item 9.01.  Financial Statements and Exhibits

(c) Exhibits.

99.1 Amendment No. 9 to Receivables Financing Agreement, dated January 15, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: January 16, 2009	By:	/s/ Robert B. Sari
	Name:	Robert B. Sari
	Title:	Executive Vice President,
General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Amendment No. 9 to Receivables Financing Agreement, dated January 15, 2009